Exhibit 5.1

David G. Peinsipp

Cooley LLP

101 California Street

5th Floor

San Francisco, California 94111-5800

December 17, 2014

New Relic, Inc.

188 Spear Street, Suite 1200

San Francisco, CA 94105

Ladies and Gentlemen:

We have acted as counsel to New Relic, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 16,393,637 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 10,208,759 shares of Common Stock (the “2008 EIP Shares”) pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 EIP”), (b) 5,184,878 shares of Common Stock (the “2014 EIP Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 EIP”) and (c) 1,000,000 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”, and together with the 2008 EIP and 2014 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Certificates of Incorporation and Bylaws, as in effect as of the date the Plans, (d) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2008 EIP Shares, the 2014 EIP Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2008 EIP, the 2014 EIP and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

December 17, 2014

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp